Exhibit 99.1
NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN

FINANCIAL STATEMENTS

AS OF JULY 31, 2015 AND 2014 AND FOR THE YEARS ENDED JULY 31, 2015 AND 2014

NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN

Report of Independent Registered Public Accounting Firm

Employee Benefits Administrative Committee
Nuverra 2013 Employee Stock Purchase Plan
Scottsdale, Arizona

We have audited the accompanying statements of financial condition of Nuverra 2013 Employee Stock Purchase Plan (the Plan) as of July 31, 2015 and 2014, and the related statements of changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of July 31, 2015 and 2014, and the changes in plan equity for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CliftonLarsonAllen LLP
Phoenix, Arizona
September 30, 2015

NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN
STATEMENTS OF FINANCIAL CONDITION

	As of July 31,
	2015	2014
Assets
Receivable from Nuverra Environmental Solutions, Inc.	$5,350	$7,085
Total assets	5,350	7,085

Liabilities and Equity
Obligation to purchase Nuverra Environmental Solutions, Inc. common stock	5,350	7,085
Plan equity	—	—
Total Liabilities and Equity	$5,350	$7,085

See accompanying notes.

NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN
STATEMENTS OF CHANGES IN PLAN EQUITY
FOR THE YEARS ENDED JULY 31, 2015 AND 2014

	2015	2014

Additions:
Participant contributions	$85,328	$78,858
Change in obligation to participants to purchase common stock	1,735	—
Total additions	87,063	78,858

Deductions:
Purchases of Nuverra Environmental Solutions, Inc. common stock subsequently distributed to Plan participants (15,220 and 3,966 shares)	85,706	71,493
Refunds to participants	1,357	280
Change in obligation to participants to purchase common stock	—	7,085
Total deductions	87,063	78,858

Net change in plan equity	—	—

Plan equity, beginning of period	—	—
Plan equity, end of period	$—	$—

See accompanying notes.

NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF PLAN
The following description of the Nuverra 2013 Employee Stock Purchase Plan (the “Plan” or the “ESPP”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established by Nuverra Environmental Solutions, Inc. (the “Company”) and adopted by the Board of Directors of the Company in July 2013 and became effective as of August 1, 2013. The purpose of the Plan is to encourage stock ownership by employees of the Company and its Subsidiaries, to increase such employees’ identification with the Company’s goals and secure a proprietary interest for those employees in the Company’s success. The Plan is intended to provide those employees who wish to become stockholders with a convenient method for purchasing common stock at below-market prices, through voluntary, regular payroll deductions. The maximum number of Nuverra Environmental Solutions, Inc. common shares that may be issued under the ESPP is 300,000. As of July 31, 2015 and 2014, there were 280,814 and 296,034 shares, respectively, available for purchase under the ESPP.
The Plan is implemented through consecutive offering periods. Unless otherwise determined by the Plan Administrator prior to the start date of any offering period, each offering period extends for three-month periods beginning on each January 1, April 1, July 1 and October 1, on or after the effective date of the Plan. However, the initial offering period extended for a two-month period beginning on August 1, 2013 (the date of inception) and ended on September 30, 2013. Participation in the Plan is voluntary.
Eligibility
Each Employee who has been employed by the Company or its subsidiaries for at least sixty (60) days and whose customary employment is more than 20 hours per week will be eligible to participate in the Plan. However, an employee is not eligible to participate in the Plan if the employee owns 5% or more of the outstanding stock of the Company.
Contributions
Participants may elect to contribute between $20 and $950 per pay date through regular after-tax deductions. In no event may a participant purchase shares having a fair market value in excess of $25,000 on an annual basis, as defined by the Plan and dictated by the Internal Revenue Code Section 423. Additionally, the maximum number of shares of stock purchasable per participant on any on purchase date shall not exceed 1,500 shares. The Company holds the participants’ contributions until the end of the offering period, at which time the stock of the Company is purchased at 95% of the fair market value. At the discretion of the Plan Administrator, fractional shares may be purchased. Such common stock shall be held in a separate investment account for the benefit of each participant. The fair market value is determined by the NYSE stock market or other national securities exchange on which the Company’s common stock is traded. Shares of common stock issued under the Plan are subject to a mandatory one year holding period. Accordingly, for a period of one year following the end of the purchase period in which shares are acquired by participants, the shares may not be sold or transferred.

Participants may discontinue, increase or decrease payroll deductions at any time during an offering period. Participants may not withdraw from the Plan any payroll deductions that have already taken place. If at any time during any offering period participants terminate employment with the Company or otherwise become ineligible to participate in the Plan, the payroll deductions attributable to such offering period will be refunded as soon as administratively possible and no shares will be purchased.
Adjustments
In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights, or any other change in the structure of the capital stock of the Company, the Employee Benefits Administrative Committee of the Board of Directors of the Company shall make such adjustments, if any, as it may deem appropriate in the number, kind, and price of shares available for purchase under the Plan, and in the minimum and maximum number of shares which a participant is entitled to purchase as long as such adjustments do not exceed the number of common stock shares approved for the Plan by stockholders.

NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF PLAN (CONTINUED)
Plan Administration
The Employee Benefits Administrative Committee of the Board of Directors of the Company is the administrator of the Plan (the “Plan Administrator”). All costs to administer the Plan are paid by the Company. Wells Fargo Shareowner Services (“Wells Fargo”) provides record keeping and administrative services for the Plan. Shares are recorded as purchased as of the offering termination date. Once shares are purchased, they are deposited to each Plan participant’s Wells Fargo account. At the end of each offering period, Wells Fargo provides participants with a confirmation statement that shows the number of shares purchased and the purchase price.
Plan Termination
The Plan Administrator may at any time and for any reason amend or terminate the Plan provided that, except as permitted under the terms of the Plan or as is necessary to comply with applicable laws or regulations, no such amendment shall materially adversely affect any purchase rights outstanding under the Plan without the consent of the affected Participants.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements of the Plan are prepared on the accrual basis of accounting with accounting principles generally accepted in the United States of America. The Plan year is August 1 to July 31.
Administrative Expenses
All administrative expenses of the Plan are paid by the Company and are excluded from these financial statements.
Stock Purchases
Stock purchases and the related allocation to the participant’s stock plan account are recorded as of the end of each offering period.
Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of contributions and deductions during the reporting period. Actual results could differ from those estimates.

Receivable from the Company
The receivable from the Company included in the Statement of Financial Condition represents amounts that are currently held in the Company’s operating cash account to be used for the purchase of the Company’s common stock at the end of the next offering period.

NUVERRA 2013 EMPLOYEE STOCK PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 - SHARE PURCHASES
As soon as practicable following the end of an offering period, the shares purchased by each participant are deposited into a brokerage account established in the participant’s name.
The purchase activity for years ended July 31, 2015 and 2014, was as follows:

Purchase Date	Purchased Shares	Purchase Amount
October 1, 2014	1,570	$21,995
January 2, 2015	4,781	25,208
April 1, 2015	5,564	18,818
July 1, 2015	3,305	19,685
Total purchases for the year ended July 31, 2015	15,220	$85,706

October 1, 2013	137	$2,970
January 2, 2014	1,525	24,327
April 1, 2014	1,067	20,566
July 1, 2014	1,237	23,630
Total purchases for the year ended July 31, 2014	3,966	$71,493

NOTE 4 - INCOME TAXES
The Plan is intended to qualify as an employee stock purchase plan under Code Section 423. Issuances of shares under the Plan are not intended to result in taxable income to participants in the Plan based on provisions of the Code. Accordingly, the Plan is designed to be exempt from income taxes.
Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan sponsor has analyzed the tax positions taken by the Plan, and has concluded that as of July 31, 2015 and July 31, 2014 there are no uncertain positions taken or expected to be taken, that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 5 - SUBSEQUENT EVENTS
The Company has evaluated events that have occurred subsequent to July 31, 2015, and up to the date of the filing of the Form 11-K and concluded there were no events or transactions that occurred which would require recognition in the accompanying financial statements or disclosure in this Form 11-K.